Resonant Inc. Names Michael Seifert as CFO
- Seasoned Executive Brings More Than 25 Years Financial Experience -

GOLETA, CA - August 16, 2018 - Resonant, Inc. (NASDAQ: RESN), a leader in transforming the way radio frequency, or RF, front-ends are being designed and delivered for wireless devices, today announced that Michael Seifert will join the company as Chief Financial Officer on September 4, 2018. Seifert will report to CEO George B. Holmes and be responsible for Resonant’s corporate finance and administrative functions.

“Mike has extensive CFO experience in growing shareholder value through his proven track record growing best-in-class teams, strategic focus and business acumen,” stated George B. Holmes, CEO of Resonant. “He will be an integral part of our team as we deepen our relationships with our customers as they continue to grow their market share.”

“Resonant’s innovative technology and world-class teams deliver significant value to its customers,” said Seifert. “I am excited to join Resonant and look forward to helping accelerate its growth and financial momentum.”

About Michael Seifert
Seifert’s extensive experience spans more than 25 years in senior finance roles in high-technology companies with demonstrated experience in providing strategic direction and advice on business planning, acquisitions and global sales. While most recently at Analogix Semiconductor, Inc., Seifert played a critical role in the company’s going public preparation efforts and its ultimate sale to a private equity firm.

Prior to Analogix, Seifert served as CFO at multiple companies, including Multigig, Inc., Decarta, Inc., Xceive Corporation, Southwall Technologies, Inc., Sitesmith, and Virage Logic Corporation, where he was instrumental in guiding the company’s return to profitability and increased presence within the Wall Street community. Seifert also served in senior finance roles at Compression Labs, Inc. and PMC-Sierra, Inc. He started his career at Ernst & Young.

As previously disclosed, current CFO Jeff Killian will retire and plans to continue to support Resonant through its Advisory Board and other special projects.

About Resonant Inc.
Resonant (NASDAQ: RESN) is transforming the market for RF front-ends (RFFE) by disrupting the RFFE supply chain through the delivery of solutions that leverage our Infinite Synthesized Network (ISN) software tools platform, capitalize on the breadth of our IP portfolio, and are delivered through our services offerings. In a market that is critically constrained by limited designers, tools and capacity, Resonant addresses these critical problems by providing customers with ever increasing design efficiency, reduced time to market and lower unit costs. Customers leverage Resonant’s disruptive capabilities to design cutting edge filters and modules, while capitalizing on the added stability of a diverse supply chain through Resonant’s fabless ecosystem-the first of its kind. Working with Resonant, customers enhance the connectivity of current mobile devices, while preparing for the demands of emerging 5G applications.

To learn more about Resonant, view the series of videos published on its website that explain Resonant's technologies and market positioning:
Infinite Synthesized Networks, ISN Explained

•	What is an RF Filter?

•	RF Filter Innovation

•	Transforming the Mobile Filter Supply Chain
For more information, please visit www.resonant.com.

About Resonant’s ISN® Technology
Resonant can create designs for difficult bands, modules and other complex RF Front End requirements that we believe have the potential to be manufactured for half the cost and developed in half the time of traditional approaches. ISN is a suite of proprietary mathematical methods, software design tools and network synthesis techniques that enable us to explore a much larger set of possible design solutions that regularly incorporate our proprietary technology. We then quickly deliver design simulations to our customers, which they manufacture or have manufactured by one of our foundry partners. These improved solutions still use Surface Acoustic Wave (SAW) or Temperature Compensated Surface Acoustic Wave (TC-SAW) manufacturing methods and perform as well as those using higher cost manufacturing methods such as Bulk Acoustic Wave (BAW). Resonant's method delivers excellent predictability, enabling achievement of the desired product performance in roughly half as many turns through the fab. In addition, because Resonant's models are fundamental, integration with its foundry and fab customers is seamless because its models speak the "fab language" of basic material properties and dimensions.

Investor Relations Contact:
Moriah Shilton, LHA Investor Relations, 1-415-433-3777, RESN@lhai.com